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                                    AGREEMENT

The parties to this agreement are Greg Bogart (hereinafter "Bogart" ) and American Custom Components, Inc. (hereinafter "ACC").

Whereas, ACC plans to be publicly traded in August 1997, and in consideration for the release of Bogarts 40% Share of the company, ACC will issue to Bogart 325,000 shares of its common stock. Furthermore ACC guarantees the value of the issued stock to be $3.00 per share (valued at $ 975,000 ) for the entire period which Bogart holds the stock. In the event that the stock held by Bogart is traded at a market value less than $3.00 per share, 18 months from this agreement (April 1, 1999), Inge Lundegaard / Tony Walk will transfer sufficient stock to Bogart bringing the value of his stock to a minimum value of $975,000 by April 1, 1999.

Whereas, ACC recognizes the sums which Bogart has loaned it, ACC will repay its financial obligations of $300,000.00 structured as repayment of debt to Bogart as follows: Bogart shall receive the sum of $50,000.00 cash on October 1, 1997, with the balance of $250,000.00 to be paid in equal payments on the first of each month over the next 2 years, including 12% annual interest. It is understood that the balance is to be paid as soon as possible.

If for any reason the Public offering is delayed ACC agrees to continue payments of $2,600 on the first of each month to cover the interest payments on company debt in Bogarts name. Currently this arrangement is $3,600 in arrears with the next payment due September 1, 1997.

ACC will continue to respond to and be responsible for any law suits, judgments or litigation brought against Bogart relating to his involvement with ACC.

Whereas the parties to this agreement understand the public offering scheduled on or before October 1, 1997 does not come to pass, all previous agreements will stay in effect.


Dated: August 5, 1997


/s/ Gregory B. Bogart                    /s/ Martin T. Walk
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Gregory B. Bogart                        Martin T. Walk


                                         /s/ Inge Lundegaard
                                         --------------------------
                                         Inge Lundegaard